Exhibit 99.1
ABERCROMBIE & FITCH CO. ANNOUNCES ELECTION OF
HELEN VAID TO ITS BOARD OF DIRECTORS
Vaid brings highly relevant experience growing and scaling consumer brands across physical and digital spaces

NEW ALBANY, Ohio, February 17, 2023: Abercrombie & Fitch Co. (NYSE: ANF), a leading, global omni-channel specialty retailer of apparel and accessories, today announced the election of Helen Vaid as an independent director, effective February 16, 2023.
Ms. Vaid, 51, was most recently the Chief Executive Officer of Foundry Brands, a digitally native brand platform. In that role, which she held until February 2023, she was responsible for accelerating the omni-channel growth of Foundry’s suite of consumer brands across a range of product categories.
Prior to joining Foundry Brands, Ms. Vaid held a number of customer-centric leadership roles, responsible for growing businesses in both the digital and physical spaces, including Global Chief Customer Officer of Pizza Hut, a subsidiary of Yum! Brands, Inc. and Vice President of Digital Store Operations and Experience at Walmart.com, a division of Walmart Inc. She also held several technology-focused roles at Hewlett Packard Enterprise. Ms. Vaid also currently serves on the board of directors for Groupon, Inc.
“We are pleased to welcome Helen to Abercrombie & Fitch Co. She brings more than 20 years of extremely relevant experience leading customer engagement and growth strategies for a number of consumer products and platforms,” said Nigel Travis, Chairperson of the Board. “She is an industry veteran with digital expertise, who has continually been able to stay at the forefront of an ever-evolving retail landscape, while delivering value to both customers and brands.” With Ms. Vaid’s election, the company's board of directors expands to eleven, six of whom are female.
“I am thrilled to join Abercrombie & Fitch Co.’s Board of Directors,” said Vaid. “I have been following the transformation of the company closely over the last several years and I’m honored to be a part of the next chapter,” she added. “I look forward to working with CEO Fran Horowitz, Nigel, and the rest of the board and management team to support the company, its associates and its iconic global brands as we work to deliver on A&F Co.’s strategic priorities.”
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About Abercrombie & Fitch Co.:
Abercrombie & Fitch Co. (NYSE: ANF) is a leading, global, omnichannel specialty retailer of apparel and accessories for men, women and kids through five renowned brands. The iconic Abercrombie & Fitch brand was born in 1892 and aims to make every day feel as exceptional as the start of a long weekend. abercrombie kids sees the world through kids’ eyes, where play is life and every day is an opportunity to be anything and better anything. The Hollister brand believes in liberating the spirit of an endless summer inside everyone and making teens feel celebrated and comfortable in their own skin. Gilly Hicks, offering active lifestyle products, is designed to create happiness through movement. Social Tourist, the creative vision of Hollister and social media personalities, Dixie and Charli D’Amelio, offers trend forward apparel that allows teens to experiment with their style, while exploring the duality of who they are both on social media and in real life.

The brands share a commitment to offering products of enduring quality and exceptional comfort that allow consumers around the world to express their own individuality and style. Abercrombie & Fitch Co. operates approximately 770 stores under these brands across North America, Europe, Asia and the Middle East, as well as the e-commerce sites www.abercrombie.com, www.abercrombiekids.com, www.hollisterco.com, www.gillyhicks.com and www.socialtourist.com.

Investor Contact: Mohit Gupta (614) 283-6751 Investor_Relations@anfcorp.com	Media Contact: Kate Wagner (614) 283-6192 Public_Relations@anfcorp.com